Exhibit 99.1

Union Pacific Elects Christopher J. Williams to Board of Directors

For Immediate Release

Omaha, Neb., Nov. 14, 2019 – Union Pacific Corporation announced that Christopher J. Williams has been elected to the company’s board of directors.

Williams, 61, is chairman of Siebert Williams Shank & Co., one of America’s largest women- and minority-owned investment banks.  He previously served as chairman, chief executive officer and founder of The Williams Capital Group, L.P., and Williams Capital Management, LLC, from 1994-2019.

“Chris is a highly regarded financial services industry leader who brings a unique combination of strategy development, business experience and financial acumen to our board,” said Lance Fritz, Union Pacific chairman, president and chief executive officer. “His breadth of experience from founding his own firm, combined with his work on other boards of directors, will be very beneficial to Union Pacific. We are extremely pleased to welcome him to the board.”

Williams began his career at Lehman Brothers in 1984, advancing to senior management responsibilities in debt capital markets, over-the-counter derivatives and taxable fixed income trading. He later formed a derivatives division of Jefferies & Company before founding The Williams Capital Group, L.P., in 1994.

Since 2000, Thomson Reuters consistently ranked Williams Capital among the most active underwriters of publicly traded equity and investment grade corporate debt offerings. Williams Capital’s clients included more than 65 of Fortune 500 companies and the firm participated in over 900 corporate debt and equity offerings over the past five years.

Williams is a member of the board of directors for The Clorox Company, Ameriprise Financial and privately held Cox Enterprises, Inc. He previously served for 10 years on the Walmart Stores, Inc., board of directors. Williams served as the chairman of the Board of Advisors for the Tuck School of Business at Dartmouth College until June 2019, and currently serves on the board of the Lincoln Center for the Performing Arts.

He holds a Bachelor of Architecture from Howard University and a Master of Business Administration from the Tuck School of Business at Dartmouth College.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. The railroad's diversified business mix is classified into its Agricultural Products, Energy, Industrial and Premium business groups. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact: Tom Lange, 402-544-3560 or tomlange@up.com

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